Exhibit 10.15

VELOCITY OIL & GAS INC.

December 28, 2007

JACOBS OIL & GAS LTD
#2404 – 1500 Howe Street
Vancouver BC
V6Z 2N1

Dear Sirs.

Re: Working Capital Advances

The letter is to document the understanding reached with Jacobs Oil & Gas Ltd. (JOG) in relation to advances received by Velocity Oil & Gas, Inc. from JOB, from time to time, in the form of loans for working capital.

Any advances made by JOG are interest free.  Repayment can be demanded by JOG only with twelve months and one day notice, OR, at the choosing of the Company, the loan(s) can be converted into shares at the prevailing share price of time of the repayment demand.

Please indicate your agreement by countersigning a copy of this letter.

/s/ Frank A. Jacobs
Frank A. Jacobs
President & CEO
Velocity Oil & Gas, Inc.

Jacobs Oil & Gas, Inc.

By:  /s/ Frank A. Jacobs
Name: Frank Jacobs
Owner and Sole Director